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                                   Exhibit A

MICRON ELECTRONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - RECLASSIFICATIONS TO
REFLECT DISCONTINUED OPERATIONS
(In thousands, except per share amounts)
(Unaudited)


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                                                               For the quarter ended        For the six months
                                                                    March 2, 2000           ended March 2, 2000
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

Revenues                                                               $ 7,170                    $ 11,310
Cost of revenues                                                         4,872                       7,778
                                                                       -------                    --------
 Gross margin                                                            2,298                       3,532
                                                                       -------                    --------
Operating expenses:
 Sales, marketing and technical support                                  5,865                       7,727
 General and administrative                                              4,290                       6,670
 Other expense (income), net                                               296                         824
                                                                       -------                    --------
  Total operating expenses                                              10,451                      15,221
                                                                       -------                    --------
Operating loss                                                          (8,153)                    (11,689)
Loss on equity investments                                                   -                           -
Interest income, net                                                     3,082                       6,415
                                                                       -------                    --------
Loss from continuing operations before taxes                            (5,071)                     (5,274)
Income tax benefit                                                       1,299                       1,549
                                                                       -------                    --------
Loss from continuing operations                                         (3,772)                     (3,725)
                                                                       -------                    --------
Discontinued operations, net of tax:
 Income (loss) from discontinued operations                              9,497                      24,069
 Loss on disposal of discontinued operations                                 -                           -
                                                                       -------                    --------
  Total income (loss) from discontinued operations                       9,497                      24,069
                                                                       -------                    --------
Net income (loss)                                                      $ 5,725                    $ 20,344
                                                                       =======                    ========
Net income (loss) per share, basic and diluted:
 Continuing operations                                                 $ (0.04)                   $  (0.04)
 Discontinued operations                                                  0.10                        0.25
                                                                       -------                    --------
                                                                       $  0.06                    $   0.21
                                                                       =======                    ========
Number of shares used in per share calculations:
 Basic and diluted                                                      96,357                      96,318
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